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                                                DECRANE AIRCRAFT HOLDINGS, INC.
                                                2361 Rosecrans Ave., Suite 180
                                                El Segundo, CA 90245
                                                TRADED:   NASDAQ:  DAHX


AT THE COMPANY:                AT THE FINANCIAL RELATIONS BOARD:
Robert A. Rankin               Karen Taylor            Moira Conlon
Chief Financial Officer        General Information     Investor/Analyst Contact
(310) 725-9123                 (310) 442-0599          (310) 442-0599

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FOR IMMEDIATE RELEASE
NOVEMBER 3, 1997


        DECRANE AIRCRAFT HOLDINGS SIGNS DEFINITIVE AGREEMENT TO ACQUIRE AUDIO
             INTERNATIONAL--NATION'S LARGEST INDEPENDENT PROVIDER
                    OF AUDIO SYSTEMS FOR CORPORATE AVIATION MARKET

                               Acquisition Highlights:

             - Marks DeCrane's entry into $6 billion corporate business jet market
             - Adds new "Blue Chip" clients-- Bombardier, Dassault, Raytheon, Jet Aviation, K-C Aviation
             -  Expected to be accretive to 1998 earnings
             -  Margin improvement opportunities on a combined basis


EL SEGUNDO, CALIFORNIA, NOVEMBER 3, 1997 -- DeCrane Aircraft Holdings (NASDAQ: DAHX), a leading manufacturer of avionics components and an avionics systems integrator for the commercial aircraft industry, today announced the signing of a definitive agreement to purchase Audio International Inc. ("Audio"), denoting DeCrane's entry into the fast growing corporate aviation services market. Chairman and Chief Executive Officer, R. Jack DeCrane, said he expects the acquisition to contribute to revenue growth and be accretive to 1998 earnings. Structured as a cash for stock transaction, other terms of the acquisition were not disclosed. Closing of the acquisition is expected to occur by mid-November.


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DECRANE AIRCRAFT HOLDINGS, INC.
ADD 1


COMPLEMENTS STRATEGY, FULL- SERVICE CABIN AVIONICS PROVIDER

"Strategically," DeCrane said, "Audio's business fundamentals are highly complementary to our company's existing systems integration and components operations. Bringing Audio's products and services under the DeCrane umbrella creates the final business segment needed for us to become the largest full service provider of cabin management systems for the corporate market, while simultaneously giving DeCrane a third strategic leg for growth."

Continued DeCrane, "In line with our strategy to grow through acquisitions, Audio International meets each of our key criteria. Specifically, Audio dominates its market niche with a #1 market leading position, which we estimate at approximately 45% of the high-end corporate jet market, and enjoys low cost producer status. Equally important, it has long-standing relationships with a "blue chip" customer base which represents an opportunity for us to cross-sell our other products and services." Added DeCrane, "Looking ahead, becoming a major player in the corporate business jet services market positions us to grow our company even more rapidly through acquisitions, as this market niche is highly fragmented with other attractive consolidation and acquisition opportunities which we intend to explore."

AUDIO INTERNATIONAL IS INDUSTRY LEADER, STRONG REVENUE GROWTH EXPECTED

Audio International, an Arkansas-based privately held firm founded in 1986, is the nation's largest and leading independent provider of premium, customized aircraft entertainment and cabin management products and systems for the high-end corporate jet market. With in-house engineering, development and manufacturing capabilities, Audio's range of products and services include stereo systems, video monitors, amplifiers, chimes and paging devices, headphone systems and all passenger switch and other controls, like cabin light and climate, used in the aircraft cabin.

Audio International Chief Executive Officer, Bobby Brown, said, "We look forward to being a part of DeCrane. As we continued to experience increased demand for our services, we were seeking out a partner who could bring the resources we needed to capitalize upon these enormous growth opportunities. DeCrane fit the profile perfectly with its in-flight entertainment components expertise and its systems integration capability at Hollingsead."

Continued Brown, "Typically, our sales are directly with the original equipment manufacturers, including Bombardier, Raytheon and Dassault, or the major business jet aircraft outfitters like K-C Aviation (a division of Kimberly Clark), Bombardier's new completion center in Montreal, and Jet
Aviation.   Our products can be found on nearly all corporate and
head-of-state aircraft costing in the range of $10 million to $40 million. Presently, our content per aircraft can be as much as $250,000, a level we envision growing in conjunction with the industry's desire for turnkey suppliers, growing demand for more sophisticated audio systems and as we introduce new products for these


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aircraft."  Audio International will operate as a wholly-owned subsidiary of
DeCrane. DeCrane said, "We are exceptionally pleased to have added additional management talent and strength to our organization as a result of this acquisition. Bobby Brown will continue as Chief Executive Officer and Rick Marsh, one of Audio's founders, will remain President. We also wish to extend a warm welcome to the other Audio professionals and staff to our company."

FAVORABLE INDUSTRY FUNDAMENTALS, POISED TO BENEFIT FROM SURGE IN NEW DELIVERIES

Over the next ten years, it is estimated that over 5,300 new business jets valued at $60 billion will be delivered. Deliveries for 1997 to 2001 are projected at 2,300 aircraft, a 61% increase over the previous five year period. Several trends are fueling the industry's revitalization with more rapid industry growth on the horizon. Specifically, favorable industry trends expected to support the company's continued fast growth are the introduction of new and more efficient aircraft, a dramatic increase in the popularity of fractional aircraft ownership, a decline in the availability of pre-owned aircraft and a surge in charter operators. Fractional owners, 80% of which are new to business aviation, could account for up to 15% of the market in 1998. The availability of pre-owned aircraft has declined by over 30% in the last two years, and half of that inventory is older, slower moving aircraft.

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by regulatory and other factors beyond the Company's control. Important factors that the Company believes might cause such differences are discussed in the cautionary statements accompanying the forward-looking statements in the Company's Prospectus, dated April 16, 1997, filed with the Securities and Exchange Commission and subsequent filings. In assessing forward-looking statements contained herein, readers are urged to read carefully all cautionary statements contained in those filings with the Securities and Exchange Commission.

DeCrane Aircraft Holdings, Inc. is a leading manufacturer of avionics components and a provider of avionics systems integration services in certain niche markets of the commercial aircraft industry. The Company's products and services typically are utilized to provide an interface between an aircraft and its avionics systems.

For more information about DeCrane Aircraft Holdings, Inc. via facsimile simply call 1-800-PRO-INFO and dial client code "DAHX".


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